Exhibit 99.1

Max Pellegrini to Lead Mobile Entertainment Division at RealNetworks

SEATTLE, Feb. 20, 2013 — RealNetworks, Inc. (Nasdaq: RNWK) today announced that Max Pellegrini has been named President of the company’s Mobile Entertainment division, which delivers ring-back tone and other mobile entertainment services to carriers and device manufacturers worldwide. Under Pellegrini, RealNetworks will continue to grow its carrier services, and also create new smartphone-based consumer services.

“Max is a widely respected leader in mobile entertainment who has built innovative businesses in the U.S. and Europe for over a dozen years,” said Rob Glaser, Founder, Chairman and Interim CEO of RealNetworks. “Max comes on board to both guide the growth of our longstanding carrier-based business, and lead development of new, innovative services focused on directly meeting consumer needs.”

“I am thrilled to join RealNetworks and contribute my international direct-to-consumer experience,” said Pellegrini. “RealNetwork’s world-class technology and global leadership in mobile entertainment provides a fantastic foundation to build on.”

Pellegrini is the former Chairman and CEO of Dada.net, which was a leading premium mobile web company in North America. He joined Dada in Italy in 2000, and started the company’s U.S. operation in 2005. In 2011, Dada was acquired by mobile entertainment leader Buongiorno S.p.A, which was in turn acquired by NTT DOCOMO in 2012.

Pellegrini succeeds Mike Lunsford, who is leaving the company. Lunsford was with RealNetworks for five years, most recently as Executive Vice President of Real’s Mobile Entertainment (formerly SaaS) division. Said Glaser, “I want to thank Mike for his leadership at Real during a period of company and industry transition.”

RealNetworks’ Mobile Entertainment division provides services to over 27 million mobile subscribers worldwide. Through partnerships with tier-one carriers like SK Telecom, T-Mobile, Verizon and Vodafone, the company delivers ring-back tones, ring tones, and music on demand. The division also runs intercarrier messaging (ICM) services in partnership with Syniverse.

About RealNetworks

RealNetworks creates innovative applications and services that make it easy for people to connect with and enjoy digital media. RealNetworks invented the streaming media category and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type and social network. Find RealNetworks corporate information at www.realnetworks.com